Exhibit 10.17

[ESCO logo]

ESCO PERFORMANCE MANAGEMENT PLAN (PMP)

DOCUMENT

PURPOSE

The purpose of ESCO Corporation’s Performance Management Plan (PMP) is to focus employee attention on the financial performance of the company by linking employee compensation (in the form of an annual bonus) to ESCO’s financial and operational success. PMP is intended to supplement an employee’s compensation package by providing a bonus opportunity of 5% or more of base pay (see Definitions below) at target per year based on company and individual results against goals. Bonus target percents are based upon the level of position the employee holds within ESCO.

The Plan is designed to provide a “line-of-sight” connection to employees by using one of two corporate measurements:

•                       EBIT as a Percent of Sales (EBIT % to Sales)

•                       EBIT dollars (EBIT $) and Net Working Capital Turnover (NWC T/O)

Additionally, PMP involves the selection of and measurement against three Individual Objectives that are aligned with and support ESCO’s strategic initiatives. These three initiatives should be identified, selected and incorporated into the Plan by the Plan participant and their management prior to the beginning of the annual PMP year.

ELIGIBILITY

Participation in PMP is based upon several criteria:

•                       The employee is a regular full- or part-time employee for at least three (3) months of the Plan Year

•                       The employee works in a bonus-eligible position

•                  Does not participate in any other ESCO variable pay (bonus) or sales commission plan

•                       The employee is in an “active” payroll status as of the bonus payment date

•                       The employee’s position plays a role in the design or execution of ESCO’s strategic initiatives

•                       At the discretion of ESCO senior management

PMP is primarily based upon the level and responsibility of the employee’s position within ESCO or one of its operating units. Additionally, the decision as to whether an employee participates in the EBIT$ and NWC T/O plan or the EBIT % to Sales corporate goals is based largely upon the operating unit in which the employee works.

PLAN STRUCTURE

The basic plan structure includes an 80% weight on company goals (EBIT $ and NWC T/O or EBIT % of Sales) and a 20% weight on Individual Objectives. Further, for Plan participants whose corporate goals are based on EBIT $ and NWC T/O, ESCO leadership is responsible for identifying the split between those two goals at the beginning of the year (70/30, 80/20 or 90/10). The diagram below illustrates the overall design of the Plan:

CALCULATIONS

The calculation of PMP bonuses occurs after ESCO’s financial results are finalized at year-end. For corporate goals, a threshold, target and maximum (or stretch) achievement level has been established with a corresponding bonus payout stated in percentages. At threshold, the bonus amount is 50% to 70% of target, depending upon the specific plan design. At target, the bonus amount is 100% of target. At maximum

(stretch), the bonus is 200% of target. Results that fall between threshold and target or target and maximum (stretch) are paid on a linear scale.

Bonuses tied to Individual Objectives are paid according to the completion level of each Individual Objective from 0% to 100%. If an Individual Objective is completed at 40%, the corresponding bonus for that objective will be paid at 40%. The maximum an Individual Objective can be completed is 100%.

COMPLETION RATE
	Less than Threshold	Threshold	Target	Maximum (Stretch)	Above Maximum
Corporate Goals (EBIT & NWC T/O)
	No Bonus	50% to 70% of Target Bonus	100% of Target Bonus	200% of Target Bonus	200% of Target Bonus

COMPLETION RATE
	0%	1% - 100%
Individual Objectives
	No Bonus	1% to 100% of Target Bonus

If the EBIT goal is completed above the target, then an “EBIT Multiplier” goes into effect that allows for the payment of bonuses above the target bonus amount. The EBIT Multiplier will be applied to any Individual Objective that is complete (100%), but not to incomplete Individual Objectives.

Since the PMP is designed to provide a bonus to eligible employees based upon positive company financial performance, failure to meets Corporate Goals may result in no bonus paid on either or both Corporate Goals and Individual Objectives.

Implementation and Maintenance Steps for Managers

Successful execution and completion of PMP includes several important steps. These steps include:

1.                   Establishing employee eligibility prior to the start of the Plan year

2.                   Understanding the business metrics for the ESCO division or business unit in which the employee works (i.e. split between EBIT and NWC T/O)

3.                   Identifying and establishing Individual Objectives that are linked to ESCO’s strategic initiatives for the coming year

4.                   Communicating the Plan to the employee

5.                   Ensuring that Corporate Compensation has record of Plan participants

6.                   Monitoring employee performance against their Individual Objectives and providing a mid-year update and feedback

DEFINITIONS

Base Pay

Total base salary earned at the Company excluding any bonus plan payments, severance payment, or other special payments. 401(k) Plan deferral contributions and ESCO Corporate Deferred Compensation Plan contributions made from base salary are included in Base Pay.

Company or ESCO	Collectively, ESCO Corporation, its divisions and subsidiaries, as applicable, or any successor(s) by merger, purchase or otherwise.

Employee

A regular, full-time or part-time exempt or non exempt employee of the Company who receives during a Plan Year, compensation from the Company other than severance pay, retainer, fee under contract, workers’ compensation, short- or long-term disability insurance, unemployment compensation or similar payments.

Individual Earnings

Earnings including base pay, overtime, paid time off, paid holidays, vacation pay, paid jury duty, paid bereavement leave and paid military leave in any Plan Year. Individual Earnings excludes all commissions and all payments under any incentive, profit sharing or bonus plan.

Payout Date

The target date for PMP payments is usually the first pay period in March following the completion of the Plan Year and after approved, audited financial reports for the completed fiscal year are received by the Company. The actual Payout Date may vary from the target date.

Plan Year	The Plan Year shall correspond with the Company’s fiscal year; presently January 1 through December 31.

PAYMENT OF AWARDS

Annual PMP Payment Computation

The Company intends to establish annual financial measures with target levels, threshold and stretch (maximum) goals and other factors for the declaration and computation of the PMP at its sole discretion.

Individual Payment Computation

Bonus declaration and computation factors applicable to each eligible position for a Plan Year will usually be distributed to eligible participants in the first quarter of each fiscal year. Any payment made will be in the form of a percentage of Individual Earnings.

Award Payments

Award payments will be made in the form of a cash lump sum and will be subject to all federal, state and local taxes (as applicable) and other amounts required by law to be withheld.

Pro-Rated Award Payment

An eligible Employee who has participated in the Plan less than the full Plan Year will be eligible for a pro-rated award based on the amount of time the Employee was in the eligible position during the Plan Year.

Movement from one bonus level to another higher or lower bonus level will result in the award being pro-rated by the number of full months in each level (rounded up or down).

Termination of Employment

A Plan participant whose employment terminates within the Plan Year for any reason (voluntary or involuntary) other than due to Retirement (see below), is not eligible for any award under the Plan.

Retirement from ESCO

Otherwise eligible Employees who retire under any of the Company’s qualified retirement plans during the Plan Year will be eligible to receive a PMP award based upon year-to-date individual earnings prior to retirement, multiplied by the appropriate percentage associated with their PMP accomplishment. Payment will be made on the Payout Date.

Job Transfers within the Company

For eligible Employees transferring jobs within the Company, the portion of the year employed by each business group will be calculated and pro-rated based on semi-monthly payroll periods. The Company will determine the proper way to address situations not covered above at the time of transfer.

Death of an Employee

If an eligible Employee dies before the Payout Date, that award (pro-rated to the end of the last full calendar month the employee worked for the Company within the Plan Year) will be paid to the Employee’s designated beneficiary to the extent permitted by applicable law, or to the Employee’s estate. Payment will be made on the Payout Date.

Disability

Plan participants who are on an approved disability leave will have their participation pro-rated for the Plan Year based on the number of full months they were actively at work during the Plan Year.

ADMINISTRATION

All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Company.

Where individual business groups within the Company have adopted group-wide bonus plans on their own, financial measures and targets for these plans must be approved annually by the Company’s President and COO and Vice President of Human Resources. Administration of the alternative plan must conform to the standards outlined in this Performance Management Plan document and be consistent across Company business units.

Plan Administrator

The Plan is administered by the Director of Compensation, Corporate Human Resources Department, Portland, Oregon. The Plan Administrator will be responsible for the general oversight and management of the Plan on behalf of ESCO Corporation.

Amendment or Termination of Plan

The Plan is a voluntary plan and continuation of the Plan is not assumed as an obligation of the Company. As set forth herein, Company management may at any time change the rules and regulations in connection with the Plan and may provide for any situation or condition not specifically provided for in this Plan.

The Company reserves the right to modify, amend, improve or discontinue this Plan at any time with or without prior notification of Plan participants.

Contingency

The Plan is contingent in nature. No rights will vest to any individual participant until all conditions of the Plan are satisfied, the making and the amount of the awards are determined, and the awards are actually paid by the Company in accordance with the terms and conditions of the Plan.

Assignments and Transfers

No funds, assets or other property of the Company, and no obligation or liability of the Company under this Plan will be subject to any claim of any participant. Further, no participant will have any right or power to pledge, assign, encumber or transfer any bonus award provided in this Plan.

OTHER EMPLOYMENT ISSUES

Not an Employment Contract

The Plan is not an employment contract and does not alter an Employee’s “at-will” employment relationship. Both the Employee and the Company are free to terminate their employment relationship at any time and for any reason. No contractual rights in the Plan or to any payment under the Plan may be claimed by any person whether or not he/she is employed in a position which is selected to participate in the Plan. No person will acquire any right to any accounting or to examine the books or the affairs of the Company in relationship to this Plan.

Benefit Programs

Employee benefits that are calculated on earnings (such as group life insurance or short- or long-term disability insurance) shall be based solely on the annual rate of Base Salary of the participant and will not include any earnings under the Plan.

Tax-Related Liabilities and Deductions

The Company and eligible Employees are responsible for their respective normal payroll taxes and withholdings. The Company will deduct from amounts paid under the Plan, all federal, state, local and other taxes required by law to be withheld. No voluntary deductions, such as medical premiums, will be withheld with the exception of unmatched, individually designated contributions to the 401(k) and/or ESCO Corporate Deferred Compensation plans.

DISPUTE RESOLUTION

Any disputes that arise from payments made under this Plan should be directed to the Plan Administrator (see above). A written statement of all disputes under the Plan must be delivered to the Company by the participating Employee within 60 days after the Payout Date for the bonus in dispute. Otherwise, the calculations and award payments will be deemed correct.

Company’s Discretion

The Company has sole and exclusive discretion, authority and responsibility to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant and/or deny any and all claims for benefits, and to determine all issues relating to eligibility for benefits. All actions taken and determinations of any kind made by the Company as Plan Administrator will be conclusive and binding on all persons having any interest under the Plan.

PMP Plan Amendment: PMP EBIT Multiplier

Select employees share in ESCO’s financial performance by participating in the Annual Bonus Plan. The Plan is designed to connect employee contributions with ESCO’s success by using one or more of the following measurements:

•	EBIT dollars (EBIT $) or EBIT as a percent of Sales (EBIT %)
•	Net Working Capital Turnover (NWC T/O)
•	Three individual objectives connected to ESCO strategies (for Performance Management Plan/PMP participants only)

Bonuses are usually paid when ESCO hits or exceeds EBIT and/or NWC T/O goals at threshold. Individual objectives are rewarded based on successfully completing them in a timely manner. There is also upside to the award for completing individual objectives should certain financial metrics be met and exceeded.

INDIVIDUAL OBJECTIVES

Originally, the PMP was designed to encourage employees to strive to successfully complete all three individual objectives (100% completion each). Successful completion of all three individual objectives was necessary in order to receive any consideration for the EBIT multiplier (Example A, below). However, if an employee fully completed anything less than all three of the individual objectives, they would not receive any credit under the EBIT multiplier (Example B, below).

EXAMPLE A		EBIT + NWC T/O Between Threshold & Target	EBIT + NWC T/O Above Target
Individual Goal	Individual Goal Completion	Individual Goal Bonus Percent	Individual Goal Bonus Percent
#1	100%	100% maximum	100% x EBIT multiplier
#2	100%	100% maximum	100% x EBIT multiplier
#3	100%	100% maximum	100% x EBIT multiplier

EXAMPLE B		EBIT + NWC T/O Between Threshold & Target	EBIT + NWC T/O Above Target
Individual Goal	Individual Goal Completion	Individual Goal Bonus Percent	Individual Goal Bonus Percent
#1	85%	85% maximum	85% maximum
#2	100%	100% maximum	100% maximum
#3	100%	100% maximum	100% maximum

ADJUSTMENT FOR THE 2008 PLAN YEAR

We have revised the Plan for 2008 in recognition of the fact that we are asking all employees participating in PMP to set ambitious stretch targets and take calculated risks. If you do not reach a completion of 100% on any goal we do not want to penalize you in the event you have reached a completion of 100% on any of the others. We also want our managers to remain objective about individual performance at year end and to reward participants based on the achievement of each individual objective.

For 2008 and beyond, any single individual objective (not all three) completed at 100% is eligible for the EBIT multiplier if/when the EBIT and NWC T/O results are above target as shown in the example below.

EXAMPLE W/REVISION		EBIT + NWC T/O Between Threshold & Target	EBIT + NWC T/O Above Target
Individual Goal	Individual Goal Completion	Individual Goal Bonus Percent	Individual Goal Bonus Percent
#1	55%	55%	55% maximum
#2	100%	100%	100% x EBIT Multiplier
#3	100%	100%	100% x EBIT Multiplier

ESCO Annual Bonus Plan Document

Plan Objective

The purpose of the ESCO Annual Bonus Plan (the “Plan”) is to focus participants’ attention on the financial performance of ESCO Corporation, its business units and subsidiaries, as applicable, to foster a sense of contribution and ownership and to share the financial success of the Company if the goal is achieved.

Definitions

Base Pay:

Total base salary as a participant excluding any bonus plan payments, severance payments, or other special payments. 401(k) Plan deferral contributions and ESCO Corporate Deferred Compensation Plan contributions made from base salary are included in Base Pay.

Company:	Collectively, ESCO Corporation, its divisions and subsidiaries, as applicable, or any successor(s) by merger, purchase or otherwise.

Employee:

A regular full-time or part-time exempt or non exempt employee of the Company who receives during a Plan Year compensation from the Company other than severance pay, retainer, fee under contract, workers compensation, long term disability, unemployment compensation or similar payments.

Individual Earnings:

Individual Earnings include base pay, overtime, paid time off, paid holidays, vacation pay, paid jury duty, paid bereavement leave and paid military leave in any Plan Year. Individual Earnings excludes all commission and all payments under any incentive, profit sharing or bonus plan.

Payout Date:

The target date for annual bonus payments is usually March 15 of each year, after approved audited financial reports for fiscal year are received by the Company. The actual Payout Date may vary from the target date.

Plan Year:	The Plan Year shall correspond with the Company’s fiscal year, presently January 1 through December 31.

Eligible Participants

Any Employee shall be eligible to participate in the Plan who:

1.               Is a regular full-time or part-time Employee for at least 3 months of the Plan Year in a position the Company has determined to be eligible for Bonus Plan participation.  (Exceptions to this requirement may be entertained based on specific circumstances of each situation).

2.               Is on the active payroll as of the actual Payout Date.  For the purpose of the Plan, an Employee is on active payroll only if s/he is actively performing work for the Company as an employee or is on an approved leave of absence including leave under FMLA or comparable state laws.  (An individual receiving payments pursuant to a severance or similar agreement is not considered to be on the active payroll); and

3.               Is not a participant in any other formal Company bonus plan, and not on a sales commission or sales incentive plan.

Payment of Awards

Annual Bonus Payment Computation

The Company intends to establish annual financial measures with target levels, thresholds, maximums and other factors for the declaration and computation of the annual bonus payment at its sole discretion.

Individual Payment Computation

Bonus declaration and computation factors applicable to each eligible position for a Plan Year will usually be distributed to eligible participants in the first quarter of each fiscal year.  Any payment made will be made in the form of a percentage of Individual Earnings.

Award Payments Award payments will be made in the form of a cash lump sum and will be subject to all federal, state, local and other taxes and other amounts required by law to be withheld.

Pro-rated Award Payment

An Eligible Employee who has participated in the Plan less than the full Plan Year will be eligible for a pro-rated award based on the amount of time in the eligible position during the Plan Year.

Movement from one bonus level to another higher or lower bonus level will result in the award being pro-rated by the number of full months in each level.

Termination of Employment

A participant whose employment terminates within the Plan Year for any reason (voluntary or involuntary) other than Retirement (see below) is not eligible for any award under the plan.

Retirements

Otherwise eligible Employees who retire under any of the Company’s qualified retirement plans during the plan year will be eligible to receive bonus awards based upon year-to-date individual earnings prior to retirement, multiplied by the appropriate percentage associated with their bonus plan.  Payment will be made on the Payout Date.

Job Transfers

For eligible Employees transferring jobs within the Company, the portion of the year employed by each business group will be calculated and pro rated based on applicable payroll periods.  The Company will determine the proper way to address situations not covered above at the time of transfer.

Death of an Employee

If an eligible Employee dies before the Payout Date, the award (pro rated as of the end of the last full calendar month worked for Employees who die prior to the end of the Plan Year) will be paid to the Employee’s spouse or beneficiary to the extent permitted by applicable law, or to the Employee’s estate.  Payment will be made on the Payout Date.

Disability

Plan participants who are on an approved disability leave, will have their participation pro rated for the year based on the number of full months they were actively at work during the plan year.

Administration

All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Company.

Where individual business groups within the Company have adopted group wide bonus plans of their own, financial measures and targets for these plans must be annually approved by the Company’s President and COO and Vice President of Human Resources.  Administration of the plan should conform to the standards outlined in this Annual Bonus Plan document and be consistent across Company business units.

Plan Administrator

Director of Compensation, Corporate Human Resources Department.  Contact during normal business hours: 8:00 AM - 5:00 PM West Coast time.  Address: 2141 NW 25th Avenue, Portland, Oregon, 97210.  The Plan Administrator will be responsible for the general oversight and management of the plan on behalf of ESCO.

Amendment or Termination of Plan

The Plan is a voluntary plan and continuation of the Plan is not assumed as an obligation of the Company.  As set forth herein, Company management may at any time change the rules and regulations in connection with the Plan and may provide for any situation or condition not specifically provided for in this Plan.

The Company reserves the right to modify, amend, improve or discontinue this Plan at any time with or without prior notice to eligible employees.

Contingency

The Plan is contingent in nature.  No rights will vest to any individual participant until all conditions of the Plan are satisfied, the making and the amount of the awards are determined, and the awards are actually paid by the Company in accordance with the terms and conditions of the Plan.

Assignments and Transfers

No funds, assets or other property of the Company, and no obligation or liability of the Company under this Plan will be subject to any claim of any participant.  Further, no participant will have any right or power to pledge, assign, encumber or transfer any bonus award provided in this Plan.

Other Employment Issues

Not an Employment Contract

The Plan is not an employment contract and does not alter an Employee’s at-will employment relationship.  Both the Employee and the Company are free to terminate their employment relationship at any time and for any reason.  No contractual rights in the Plan or to any payment under the Plan may be claimed by any person whether or not s/he is employed in a position which is selected to participate in the Plan.  No person will acquire any right to any accounting or to examine the books or the affairs of the Company in relationship to this plan.

Benefit Programs

Employee benefits, such as group life, long-term disability insurance and short-term disability insurance shall be based solely on the annual rate of base salary of the Participant and will not include any earnings under the Bonus Plan.

Tax Related Liabilities and Deductions

The Company and eligible employees are responsible for their respective normal payroll taxes and withholdings.  The Company will deduct from amounts paid under the Plan, all federal, state, local and other taxes required by law to be withheld.  No voluntary deductions, such as medical premiums, will be withheld with the exception of unmatched, individually designated 401(k) contributions, and contributions to the ESCO Corporate Deferred Compensation Plan.

Dispute Resolution

Any disputes that arise concerning award payments under this Plan should be directed to the Plan Administrator in Corporate Human Resources.  A written statement of all disputes under the Plan must be delivered to the Company by the participating employee within 60 days after the Payout Date for the bonus in dispute.  Otherwise, the calculations and award payments will be deemed correct.

Company’s Discretion

The Company has sole and exclusive discretion, authority and responsibility to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant and/or deny any and all claims for benefits, and to determine all issues relating to eligibility for benefits.  All actions taken and determinations of any kind made by the Company as Plan Administrator will be conclusive and binding on all persons having any interest under the Plan.